Exhibit 10.89

Letter of Indemnification
Dated March 1, 2011
Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(Pactiv — Germany)

THIS Letter of Indemnification is made on March 1, 2011
BY:
Reynolds Group Holdings Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“RGHL”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	On November 16, 2010 the Reynolds group of companies (the “Reyno1ds Group”) acquired the Pactiv group of companies (the Pactiv Group”) through the merger of Reynolds Acquisition Corporation (an indirect subsidiary of RGHL) and Pactiv Corporation, with Pactiv Corporation as the surviving entity (the “Acquisition”).

B.	Certain members of the Pactiv Group, including each German Subsidiary (as defined below), will, among other things, be required to guarantee and/or provide security (as relevant) for the existing financing arrangements of the Reynolds Group, including, without limitation, the financing arrangements put in place in order to fund the Acquisition, (the “Existing Financing Arrangements”).

C.	Each German Subsidiary will be required to fully participate in the Existing Financing Arrangements, including, without limitation, by the following:
1.	provision of a guarantee in respect of the senior secured notes co-issued in an amount of US$1,125 million due 2016 and €450 million due 2016 (the “2009 Notes”) by accession to the indenture dated November 5, 2009 under which the 2009 Notes were issued (as amended, extended, restated or otherwise modified, the “2009 Indenture”);

2.	accession to the registration rights agreement in respect of the 2009 Notes dated November 5, 2009 (as amended, extended, restated or otherwise modified, the “2009 Registration Rights Agreement”);

3.	provision of a guarantee in respect of the senior unsecured notes co-issued in an amount of US$1,000,000,000 due 2018 (the “May 2010 Unsecured Notes”) by accession to the indenture dated May 4, 2010 under which the May 2010 Unsecured Notes were issued (as amended, extended, restated or otherwise modified, the “May 2010 Unsecured Notes Indenture”);

4.	accession to registration rights agreement in respect of the May 2010 Unsecured Notes dated May 4, 2010 (as amended, extended, restated or otherwise modified, the “May 2010 Unsecured Notes Registration Rights Agreement”);

5.	provision of a guarantee in respect of the senior secured notes co-issued in an amount of $1,500,000,000 due 2019 (the “October 2010 Secured Notes”) by accession to the indenture dated October 15, 2010 under which the October 2010 Secured Notes were issued (as amended, extended, restated or otherwise modified, the “October 2010 Secured Notes Indenture”);

6.	accession to the registration rights agreement in respect of the October 2010 Secured Notes dated October 15, 2010 (as amended, extended, restated or otherwise modified, the “October 2010 Secured Notes Registration Rights Agreement”);

7.	provision of a guarantee in respect of the senior unsecured notes co-issued in an amount of $1,500,000,000 due 2019 (the “October 2010 Unsecured Notes”) by accession to the indenture dated October 15, 2010 under which the October 2010 Unsecured Notes were issued (as amended, extended, restated or otherwise modified, the “October 2010 Unsecured Notes Indenture”)

8.	accession to the registration rights agreement in respect of the October 2010 Unsecured Notes dated October 15, 2010 (as amended, extended, restated or otherwise modified, the “October 2010 Unsecured Notes Registration Rights Agreement”);

9.	provision of a guarantee in respect of the senior secured notes co-issued in an amount of $1,000,000,000 due 2021 (the “February 2011 Secured Notes”) by accession to the indenture dated February 1, 2011 under which the February 2011 Secured Notes were issued (as amended, extended, restated or otherwise modified, the “February 2011 Secured Notes Indenture”);

10.	accession to the registration rights agreement in respect of the February 2011 Secured Notes dated February 1, 2011 (as amended, extended, restated or otherwise modified, the “February 2011 Secured Notes Registration Rights Agreement”);

11.	provision of a guarantee in respect of the senior unsecured notes co-issued in an amount of $1,000,000,000 due 2021 (the “February 2011 Unsecured Notes”) by accession to the indenture dated February 1, 2011 under which the February 2011 Unsecured Notes were issued (as amended, extended, restated or otherwise modified, the “February 2011 Unsecured Notes Indenture”)

12.	accession to the registration rights agreement in respect of the February 2011 Unsecured Notes dated February 1, 2011 (as amended, extended, restated or otherwise modified, the “February 2011 Unsecured Notes Registration Rights Agreement”);

13.	provision of a guarantee in respect of a US$2,445,000,000 and €330,000,000 multi-currency term and revolving senior secured credit agreement dated November 5, 2009, between, among others, RGHL, the borrowers listed therein and Credit Suisse AG (as subsequently amended, extended, restated and/or otherwise modified, the “Senior Secured Credit Facilities”);

14.	accession to the first lien intercreditor agreement dated November 5, 2009, between, among others, The Bank of New York Mellon as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto (as subsequently amended extended, restated and/or otherwise modified, the “FLICA”);

15.	accession to the intercreditor agreement dated May 11, 2007, as amended and restated by an amendment and restatement agreement date November 5, 2009 between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch as administrative agent, The

Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee (and as further amended, extended, restated and/or otherwise modified, the “2007 ICA”);

16.	provision of a subordinated guarantee in respect of the senior indenture, dated June 29, 2007, in respect of the 8% Senior Notes (“2007 Senior Notes”) due 2016, initially issued in the aggregate principal amount of €480,000,000, between, among others, Beverage Packaging Holdings (Luxembourg) II S.A. (“BPII”), the Senior Note Guarantors (as defined therein). The Bank of New York Mellon as trustee, principal paying agent and transfer agent, BNY Fund Services (Ireland) Limited and Credit Suisse AG (as subsequently amended, extended, restated or otherwise modified, the “2007 Senior Notes Indenture”);

17.	provision of a subordinated guarantee in respect of the senior subordinated indenture, dated June 29, 2007, in respect of the 9½% Senior Subordinated Notes due 2017 (“2007 Senior Subordinated Notes”), initially issued in the aggregate principal amount of €420,000,000, between, among others, BPII, the Senior Subordinated Note Guarantors (as defined therein), The Bank of New York Mellon as trustee, principal paying agent and transfer agent, BNY Fund Services (Ireland) Limited and Credit Suisse AG (as subsequently amended, extended, restated or otherwise modified, the “2007 Senior Subordinated Notes Indenture”) (the 2007 Senior Notes and the 2007 Senior Subordinated Notes are, together, the “2007 Notes”); and

18.	provision of security over certain assets of the German Subsidiaries to secure the obligations in respect of the Senior Secured Credit Facilities, the 2009 Notes, the October 2010 Secured Notes and the February 2011 Secured Notes,
(collectively, the “Financing Transactions”).
In addition to the Financing Transactions, one or more of the German Subsidiaries may take certain actions or steps as may be necessary or desirable to implement corporate restructurings, including, without limitation, completing, signing or complying with documentation to fund or effect the transfer of one or more of the German Subsidiaries within or between the Pactiv Group and Reynolds Group (the “Acquisition and Structuring Transactions”).

The Financing Transactions together with the Acquisition and Structuring Transactions are, collectively, the “Transactions”, and the documents relating to the Transactions are, collectively, the “Transaction Documents”).
D.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions as further described below.
It is the intention of RGHL that this document be executed as a Letter of Indemnification in favour and for the benefit of each Indemnitee.

IT IS AGREED as follows:
1.	Definitions

“Director” means with respect to companies incorporated under German law any managing director (Geschäftsführer).

“German Subsidiary” means each company listed in Part A of the Schedule to this Letter of Indemnification.

“Indemnitee” means each person listed in Part B of the Schedule to this Letter of Indemnification.

2.	Indemnification

RGHL shall — upon first demand (auf erstes Anfordern) — indemnify (freistellen) each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a German Subsidiary in his or her capacity as a Director of that company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions (“Indemnified Liabilities”).

3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter of Indemnification, an Indemnitee shall not be entitled to indemnification under this Letter of Indemnification:
(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of gross negligence, bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by a German Subsidiary or any affiliate of RGHL otherwise than pursuant to this Letter of Indemnification; or

(e)	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of a German Subsidiary; or

(iii)	such indemnification is provided by the relevant German Subsidiary, in its sole discretion, pursuant to the powers vested in a German Subsidiary under applicable law.
4.	Indemnification Procedure
(a)	Each Indemnitee shall give RGHL notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter of Indemnification. To obtain indemnification payments or advances under this Letter of Indemnification, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee. Subject to clause 4(b) below, RGHL shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

(b)	There shall be no presumption in favour of indemnification. If there is a dispute between RGHL and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of RGHL to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all RGHL and the relevant Indemnitee.

(c)	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to RGHL any related payments claims under such insurance policy. However this clause does not affect the Indemnitee’s right to indemnification under clause 2 above.
5.	Severability
If any provision or provisions of this Letter of Indemnification shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter of Indemnification shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law

This Letter of Indemnification shall be governed by and its provisions construed in accordance with German law.

Whenever an English term of this Letter is followed by a German term in parenthesis, the German term shall prevail for the purpose of construction of this Letter of Indemnification.

7.	Amendments

No amendment or modification of this Letter of Indemnification shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter of Indemnification.

8.	Termination

This Letter of Indemnification shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the later to occur of:

(a)	the relevant Indemnitee ceasing to serve as a Director of the relevant German Subsidiary; and

(b)	the date on which all obligations of the relevant German Subsidiary of which that Indemnitee is a Director in respect of the Transaction Documents are expired, terminated or released.

This Letter of Indemnification has been executed as of the date stated at the beginning hereof.

Reynolds Group Holdings Limited
/s/ Thomas Degnan
By: Thomas Degnan
Position: Director Address:

Schedule
Part A
German Subsidiary
•	Pactiv Hamburg Holdings GmbH

•	Pactiv Deutschland Holdinggesellschaft mbH

•	Omni-Pac Ekco GmbH Verpackungsmittel

•	Omni-Pac GmbH Verpackungsmittel
Part B
List of Indemnitees
•	Helen Dorothy Golding

•	Gregory Alan Cole

•	Allen Hugli